Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-128461
Prospectus Supplement to the Prospectus dated October 3, 2005 and the Prospectus Supplement dated October 3, 2005 — No. 540
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

$24,513,000
European Basket Index-Linked Notes due 2010
(Linked to a Basket of the FTSE™ 100 Index,
the Dow Jones Euro STOXX 50SM Index
and the Swiss Market Index SMI®)

     The amount that you will be paid on your note on the stated maturity date, (which will be March 25, 2010, unless extended due to market disruption or non-business days), will be determined with reference to the performance of a basket of three European indices during the period from the trade date (November 21, 2005) to the determination date (the third trading day prior to the stated maturity date, unless extended due to market disruption or non-business days).
     On the stated maturity date, you will receive the following:

•	If the final basket level increases from the initial basket level, you will be paid the face amount of your note plus an amount equal to the face amount of your note multiplied by the percentage increase in the basket level multiplied by the participation rate of 1.40.
•	If the final basket level is unchanged or declines from the initial basket level by not more than 25%, you will be paid the face amount of your note.
•	If the final basket level declines from the initial basket level by more than 25%, you will be paid the face amount of your note less 1.33333 times the amount of the decline in excess of 25%. This will be calculated by multiplying the face amount of your note by 1.33333 multiplied by the quotient of the final basket level divided by the initial basket level. To the extent that the final basket level declines by more than 25% from the initial basket level, the rate of decline (1.33333 times the percentage decline in the basket level) in the amount that you will be paid on your note on the stated maturity date will exceed the rate of decline in the basket level.
     Depending on the performance of the basket you could lose all or a substantial portion of your investment in your note. The notes bear no interest and no other payments will be made prior to the stated maturity date.
     The initial basket level is 100 units. The initial weighted values of the indices are 39 units for the FTSETM 100 Index, 50 units for the Dow Jones Euro STOXX 50SM Index and 11 units for the Swiss Market Index SMI®. The initial weighted value is determined by multiplying the initial weight of the index by the initial basket level. The initial weight of each index in the basket is indicated below.
     The final basket level will equal the sum of the following: (1) the closing level of the FTSE™ 100 Index on the determination date divided by the initial level of the FTSE™ 100 Index multiplied by the initial weighted value of the FTSE™ 100 Index; (2) the closing level of the Dow Jones Euro STOXX 50SM Index on the determination date divided by the initial level of the Dow Jones Euro STOXX 50SM Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50SM Index; and (3) the closing level of the Swiss Market Index SMI® on the determination date divided by the initial level of the Swiss Market Index SMI® multiplied by the initial weighted value of the Swiss Market Index SMI®.
     The return on your note with respect to these indices will reflect only the percentage change, if any, of the indices over the life of the notes, subject to the initial weightings of the indices in the basket, and will not reflect any change in the value of the U.S. dollar versus any local currency.

Initial Weighting
Index	in Basket

FTSE™ 100 Index	39%
Dow Jones Euro STOXX 50SM Index	50%
Swiss Market Index SMI®	11%
     Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Note” on page S-15.
     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the market value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. You should read “Additional Risk Factors Specific To Your Note” on page S-9 so that you may better understand those risks.
Original issue date (settlement date): November 25, 2005
Original issue price: 100% of the face amount
Net proceeds to The Goldman Sachs Group, Inc.: 99.70% of the face amount
Underwriting discount: 0.30% of the face amount

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated November 23, 2005.

      The Dow Jones Euro STOXX 50SM Index is owned by STOXX LIMITED. The name of the index is a service mark of DOW JONES & COMPANY, INC. and has been licensed for certain purposes by Goldman, Sachs & Co. The notes are not sponsored, endorsed, sold or promoted by STOXX LIMITED or DOW JONES & COMPANY, INC.
      “FTSE™”, “FT-SE®”, and “Footsie®” are trademarks of the London Stock Exchange Plc and The Financial Times Ltd and are used by FTSE International Limited under license. The notes are not sponsored, endorsed or otherwise promoted by FTSE International Ltd or by the London Stock Exchange Plc or by The Financial Times Ltd.
      SMI® (Swiss Market Index SMI®) is a registered trademark of SWX Swiss Exchange which is used under license. The notes are neither endorsed, issued, sold or promoted by SWX Swiss Exchange. All liability is excluded.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Note” on page S-15. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated October 3, 2005, as supplemented by the accompanying prospectus supplement, dated October 3, 2005, of The Goldman Sachs Group, Inc.
Key Terms
Issuer: The Goldman Sachs Group, Inc.
Indices: the FTSE™ 100 Index (Bloomberg: “UKX”), the Dow Jones Euro STOXX 50SM Index (Bloomberg: “SX5E”) and the Swiss Market Index SMI® (Bloomberg: “SMI”) (or all of them as the case may be)
Face amount: each note will have a face amount equal to $1,000; $24,513,000 in the aggregate for all the offered notes
Initial index level: 5,497.90 for the FTSE™ 100 Index, 3,450.01 for the Dow Jones Euro STOXX 50SM Index and 7,452.30 for the Swiss Market Index SMI®
Initial basket level: the initial basket level is 100 units
Initial weighted value: the initial weighted values of the indices are 39 units for the FTSETM 100 Index, 50 units for the Dow Jones Euro STOXX 50SM Index and 11 units for the Swiss Market Index SMI®. The initial weighted value is determined by multiplying the initial weight of the index by the initial basket level. The initial weight of each index is as shown in the table below:

Initial Weighting
Index	in Basket

FTSE™ 100 Index	39%
Dow Jones Euro STOXX 50SM Index	50%
Swiss Market Index SMI®	11%
Final basket level: the final basket level will equal the sum of the following: (1) the closing level of the FTSE™ 100 Index on the determination date divided by the initial level of the FTSE™ 100 Index multiplied by the initial weighted value of the FTSE™ 100 Index; (2) the closing level of the Dow Jones Euro STOXX 50SM Index on the determination date divided by the initial level of the Dow Jones Euro STOXX 50SM Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50SM Index; and (3) the closing level of the Swiss Market Index SMI® on the determination date divided by the initial level of the Swiss Market Index SMI® multiplied by the initial weighted value of the Swiss Market Index SMI®, except in limited circumstances described under “Specific Terms of Your Note — Consequences of a Market Disruption Event” on page S-17 and “Market Disruption Event” on page S-20 and subject to adjustment as provided under “Specific Terms of Your Note — Discontinuance or Modification of the Indices” on page S-17. The final basket level will determined by the calculation agent on the determination date.
The return on your note with respect to these indices will reflect only the percentage change, if any, of the indices over the life of the notes, subject to the initial weightings of the indices in the basket, and will not reflect any change in the value of the U.S. dollar versus any local currency.
Payment amount: on the stated maturity date, we will pay you an amount, if any, in cash equal to:

•	if the basket return is greater than 0%, the outstanding face amount of your note plus an amount equal to the outstanding face amount of your note multiplied by the basket return multiplied by the participation rate of 1.40;

•	if the basket return is equal to or less than 0% but equal to or greater than -25%, the outstanding face amount of your note; or

•	if the basket return is less than -25%, the outstanding face amount of your note multiplied by 1.33333 multiplied by the quotient of the final basket level divided by the initial basket level. For example, if the final basket level falls to 50% of the initial basket level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $666.67, calculated as follows: the face amount of your note multiplied by a number equal to 1.33333 times 50%
Basket return: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage
Participation rate: 1.40
Trade date: November 21, 2005
Stated maturity date: March 25, 2010, unless extended for up to six business days
Determination date: the third trading day prior to March 25, 2010, unless extended for up to five business days
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system
Calculation agent: Goldman, Sachs & Co.
Business day: as described on page S-18
Trading day: as described on page S-19

Q&A
How Do The Notes Work?
       The notes offered by this prospectus supplement will have a stated maturity date on March 25, 2010, unless extended due to market disruption or non-business days. The return on the notes will be linked to the performance of a weighted basket of the following three European equity indices, with each index having a relative weighting as follows: 39% for the FTSE™ 100 Index, 50% for the Dow Jones Euro STOXX 50SM Index and 11% for the Swiss Market Index SMI®. Because the indices are not equally weighted, even if one or two of the index levels increases, a decrease in one of the other index levels may offset those increases. The notes will not bear interest and no other payments will be made on your note prior to the stated maturity date. You may lose all or a significant amount of your initial investment. See “Additional Risk Factors Specific to Your Note” on page S-9.
Who Should Or Should Not Consider An Investment In The Notes?
       We have designed the notes for investors who want to participate in the potential increase in a basket of three European equity indices while protecting their entire investment against a decline of up to 25% in the basket level from the initial basket level. Because the entire principal amount of your notes will be fully exposed to any potential depreciation in the basket level in excess of 25% over the life of your notes, you should only consider purchasing the notes if you are willing to accept the risk of loss of the entire principal amount of your note. To the extent that the final basket level declines by more than 25% from the initial basket level, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline of the basket.
       In addition, if the amount payable on your note on the stated maturity date is the face amount of your note or even if the amount payable exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Note — Your Note Does Not Bear Interest” on page S-9.
What Will I Receive On The Stated Maturity Date Of The Notes?
       The payment amount, if any, for each note outstanding on the stated maturity date will be an amount in cash equal to:

•	if the basket return is greater than 0%, the outstanding face amount of your note plus an amount equal to the outstanding face amount of your note multiplied by the basket return multiplied by the participation rate of 1.40;

•	if the basket return is equal to or less than 0% but equal to or greater than -25%, the outstanding face amount of your note; or

•	if the basket return is less than -25%, the face amount of the note multiplied by 1.33333 multiplied by the quotient of the final basket level divided by the initial basket level. For example, if the final basket level falls to 50% of the initial basket level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $666.67, calculated as follows: the face amount of your note multiplied by a number equal to 1.33333 times 50%.
       To the extent that the final basket level declines by more than 25% from the initial basket level, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the basket. If the basket return is less than -25%, the payment on your note on the stated maturity date will be less than the face amount of your note and may even be reduced to zero.

       The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage. The initial basket level is 100 units. The final basket level is as described on page S-2. The calculation agent will determine the final index level for each index, which will be the closing level of that index on the determination date as calculated and published by the applicable index sponsor.
       As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Note” on page S-15.
What Will I Receive If I Sell The Note Prior To The Stated Maturity?
       If you sell your note prior to the stated maturity date, you will receive the market price for your note. The market price for your note may be influenced by many factors, such as interest rates and the volatility of the indices. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the market value of your note in the secondary market, see “Additional Risk Factors Specific to Your Note — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, the Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” on page S-9 and “— The Market Value of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” on page S-10.
Hypothetical Examples
       We have assumed for the following table, chart and examples that the closing levels of the indices on the determination date will be the same as they are on the stated maturity date. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date, and that the participation rate is 1.40. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Note” on page S-9.
       The following table, chart and examples are based on index returns that are entirely hypothetical and do not take into account any taxes you may owe as a result of owning your note; no one can predict what the market value of the indices will be on the determination date. The actual levels of the indices have been highly volatile — meaning that the index levels have changed substantially in relatively short periods — in the past, and their future performance cannot be predicted. The final basket level can appreciate or depreciate due to changes in the index levels. For more details about hypothetical returns on your note, please see the following examples and “Hypothetical Returns on Your Note” on page S-21.
       The actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the level of the indices during recent periods, see “The Indices — Historical Closing Levels of the Indices” on page S-27.
       The table, chart and examples below also assume that there is no change in or affecting the composition of the index stocks in the indices or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any index stock in a particular index, and that no market disruption event occurs with respect to any index.
       The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note. The hypothetical payment amounts are based on an assumed participation rate of 1.40.

Hypothetical Final Basket Level	Hypothetical Payment Amount as
as Percentage of	Percentage of Face Amount
Initial Basket Level	on the Stated Maturity Date

250.00%	310.00%
225.00%	275.00%
200.00%	240.00%
175.00%	205.00%
150.00%	170.00%
125.00%	135.00%
100.00%	100.00%
90.00%	100.00%
80.00%	100.00%
75.00%	100.00%
60.00%	80.00%
50.00%	66.67%
30.00%	40.00%
0.00%	0.00%
       If the basket level declines by more than 25% over the life of the notes, then you will lose 1.33333 multiplied by the percentage decrease in the basket level in excess of 25%. As a result, to the extent the basket level declines by more than 25%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline of the basket level. If, for example, the final basket level falls to 50% of the initial basket level, the payment amount that we would deliver to you at maturity would be 66.67% of the face amount of your note or $666.67 for each $1,000 face amount of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it until the stated maturity date, you would lose 33.33% of your investment.
       The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your note) that we would deliver to you on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the X-Axis and based on an assumed participation rate of 1.40. The chart shows that any hypothetical final basket level of less than 75% of the initial basket level (the section left of the 75% marker on the X-Axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the Y-Axis) and, accordingly, in a loss of principal to the holder of your note.

       The final basket level will be determined by the performance of each of the indices. The examples below demonstrate how these factors may affect the payment amount that the holder of each note will receive on the stated maturity date, expressed as a percentage of the face amount and based on an assumed participation rate of 1.40.

Example I:	All three index returns are positive. The final basket level is greater than the initial basket level. The payment amount is greater than the face amount of your note.

	Dow Jones		Swiss
	Euro STOXX 50SM	FTSE™ 100	Market
	Index	Index	Index SMI®

Initial index level	3,406.23	5,465.10	7,351.32
Initial weighted value	50	39	11
Final index level	4,000.00	6,000.00	8,000.00
Participation rate			140%
Initial basket level			100.00
Final basket level			113.50
Basket return			13.50%
Payment amount as percentage of face amount of your note			118.91%

Example II:	The returns on the FTSE™ 100 Index and the Swiss Market Index SMI® are positive and the return on the Dow Jones Euro STOXX 50SM Index is negative. The final basket level is less than the initial basket level, but not by more than 25%. The payment amount is 100% of the face amount of your note.

	Dow Jones		Swiss
	Euro STOXX 50SM	FTSE™ 100	Market
	Index	Index	Index SMI®

Initial index level	3,406.23	5,465.10	7,351.32
Initial weighted value	50	39	11
Final index level	3,000.00	6,000.00	7,600.00
Participation rate			140%
Initial basket level			100.00
Final basket level			98.23
Basket return			(1.77)%
Payment amount as percentage of face amount of your note			100.00%

Example III:	All three index returns are negative. The final basket level is less than the initial basket level by more than 25%. The payment amount is 96.99% of the face amount of your note.

	Dow Jones		Swiss
	Euro STOXX 50SM	FTSE™ 100	Market
	Index	Index	Index SMI®

Initial index level	3,406.23	5,465.10	7,351.32
Initial weighted value	50	39	11
Final index level	2,520.00	3,930.00	5,150.00
Participation rate			140%
Initial basket level			100.00
Final basket level			72.74
Basket return			(27.26)%
Payment amount as percentage of face amount of your note			96.99%
Who Publishes The Indices And What Does Each Index Measure?
       Please see “The Indices” on page S-27 for a description of these indices.
What About Taxes?
       The U.S. federal income tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-31.
       Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as a pre-paid forward contract with respect to the indices. If your note is so treated, you will generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sale of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally would be long-term capital gain or loss if you held your note for more than one year.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated October 3, 2005. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the indices to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.
Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price
       The market value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the market value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.
       If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” below.
       Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.
       There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Note May Not Have An Active Trading Market” below.
The Principal Of Your Note Is Not Protected
       The principal of your note is not protected if the final basket level declines by more than 25% from the initial basket level. If the final basket level is less than 75% of the initial basket level, you will lose the outstanding face amount of your note multiplied by 1.33333 multiplied by the percentage decline in the basket level in excess of 25%. For example, if the final basket level falls to 50% of the initial basket level, resulting in an index return of -50%, you will be paid only 66.67% of your principal and you will lose 33.33% of your principal. Therefore, to the extent that the basket level declines by more than 25%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the basket level. Thus, you may lose your entire investment in your note, depending on the final basket level, as calculated by the calculation agent.
       Our cash payment on your note on the stated maturity date will be based on the final basket level, which is affected by the final index level of each index.
       Also, the market value of your note prior to the stated maturity date may be lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.
Your Note Does Not Bear Interest
       You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under “Supplemental Discussion Of Federal Income Tax Consequences” below, you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.
The Lower Performance Of One Index May Offset An Increase In The Other Indices
       The basket is comprised of three indices which are not equally weighted. Because the initial weights of the three indices are not the same, declines in the level of one index may offset increases in the levels of the other indices. As a result, the return on the basket — and thus on your note — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your note at maturity.
The Return On Your Note Will Not Reflect Any Dividends Paid On The Index Stocks
       Each index sponsor calculates the level of the applicable index by reference to the prices of the common stocks included in the relevant index, without taking account of the value of dividends paid on those stocks. Therefore, the return on your note will not reflect the return you would realize if you actually owned the stocks included in each index and received the dividends paid on those stocks. However, for all three indices, you will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights Or Rights To Receive Any Stock” below for additional information.
An Investment In The Offered Notes Is Subject To Risks Associated With Foreign Securities Markets
       The indices that comprise the basket include stocks issued by foreign companies in Europe. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets on which the stocks comprising the indices trade may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
       Securities prices in Europe are subject to political, economic, financial and social factors that apply in Europe. These factors, which could negatively affect European securities markets, include the possibility of recent or future changes in the economic and fiscal policies of European governments, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to European companies or investments in European equity securities, the possibility of fluctuations in the rate of exchange between currencies and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, European economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Market Value Of Your Note May Be Influenced By Many Factors That Are
Unpredictable And Interrelated In Complex Ways
       When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable. For more information about the market value of your note in the secondary market, see “— Assuming No Changes In Market

Conditions Or Any Other Relevant Factors, The Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” above.
       Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. For example, an increase in U.S. interest rates, which could have a negative effect on the market value of your note, may offset any positive effect that an increase in the level of the basket attributable to favorable political or economic developments in Europe could have. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.
       The Level Of The Basket Will Affect The Market Value Of Your Note
       We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the basket at that time has risen above or has fallen below the initial basket level. If you sell your note prior to maturity, you may receive substantially less than the amount that would be payable on the stated maturity date based on a final basket level equal to that current level because of an expectation that the level of the basket will continue to fluctuate until the final basket level is determined. Fluctuating foreign dividend rates may affect the level of the basket and, indirectly, the market value of your note. Economic, financial, regulatory, political, military and other developments that affect stock markets generally and the stocks underlying the basket may also affect the level of the basket and, indirectly, the market value of your note.
       As indicated under “The Indices — Historical Closing Levels of the Indices” below, the levels of the indices comprised in the basket have been highly volatile at times in the past and may, in the future, experience significant fluctuations. It is impossible to predict whether the levels of the basket will rise or fall. In addition, we cannot predict whether future changes in the market prices of the basket stocks or future changes in the foreign exchange rates will correlate with past changes.
       Changes In Interest Rates Are Likely To Affect The Market Value Of Your Note
       Although we will not pay interest on your note, we expect that the market value of your note, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your note and a traditional debt security to different degrees. In general, if U.S. interest rates increase, we expect that the market value of your note will decrease. Conversely, if U.S. interest rates decrease, we expect that the market value of your note will increase.
       Changes In The Volatility Of The Levels Of The Indices Are Likely To Affect The Market Value Of Your Note
       The volatility of the indices refers to the magnitude and frequency of the changes in the levels of the indices. In most scenarios, if the volatility of one or more of the indices comprising the basket increases, we expect that the market value of your note will increase and, conversely, if the volatility of one or more of the indices comprising the basket decreases, we expect that the market value of your note will decrease.
       The Time Remaining To Maturity Is Likely To Affect The Market Value Of Your Note
       Before the stated maturity date, the market value of your note may be higher than one would expect if that value were based solely on the level of the basket and the level of interest rates. This difference would reflect a “time value” due to expectations concerning the level of the basket and interest rates during the time remaining to the stated maturity date. However, as the time remaining to the stated maturity date decreases, we expect that this time value will decrease, lowering the market value of your note.
       Changes In Our Credit Ratings May Affect The Market Value Of Your Note
       Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the level of the basket and interest rates, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.
We Can Postpone the Stated Maturity Date If A Market Disruption Event Occurs
       If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of any of the indices comprising the basket are not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices at that time.
If The Levels Of The Indices Change, The Market Value Of Your Note May Not Change In The Same Manner
       Your note may trade quite differently from the performance of the indices comprising the basket. Changes in the levels of those indices may not result in a comparable change in the market value of your note. In part, this is because of the weightings assigned to the indices. We discuss some of the reasons for this disparity under “— The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” above.
Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The Currencies They Are Denominated In Or The Index Stocks May Impair The Value Of Your Note
       As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the indices. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the indices or the stocks in those indices, which we refer to as index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of one or more of the indices. Any of these hedging activities may adversely affect the levels of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the market value of your note may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.
       Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to any of the indices or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and

Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or more of the indices or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.
You Have No Shareholder Rights Or Rights To Receive Any Stock
       Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any stocks.
Our Business Activities May Create Conflicts Of Interest Between You And Us
       As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the indices and in the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the indices, could be adverse to your interests as a beneficial owner of your note.
       Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the index stocks and with respect to any of the indices. Any of these activities by any of our affiliates may affect the level of one or more of the indices and, therefore, the market value of your note and the amount we will pay on your note at maturity.
As Calculation Agent, Goldman, Sachs & Co. Will Have The Authority To Make Determinations That Could Affect The Market Value Of Your Note, When Your Note Matures And The Amount You Receive At Maturity
       As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the final basket level on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, the determination date and determining whether to postpone the stated maturity date because of a market disruption event. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of an index. See “Specific Terms of Your Note” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the market value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
The Policies Of The Index Sponsors And Changes That Affect The Indices Or The Index Stocks Could Affect The Amount Payable On Your Note And Its Market Value
       The policies of the index sponsors concerning the calculation of the index levels, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index levels could affect the index levels and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if any of the index sponsors changes these policies, for example, by changing the manner in which it calculates the index level, or if any of the index sponsors discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if any of the index levels is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index levels on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount payable on your note more fully under “Specific Terms of Your Note — Discontinuance or Modification of the Indices” and “— Role of Calculation Agent” below.
There Is No Affiliation Between The Index Stock Issuers Or The Index Sponsors And Us, And We Are Not Responsible For Any Disclosure By The Index Stock Issuers
       Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the indices and the index stock issuers. You, as an investor in your note, should make your own investigation into the indices and the index stock issuers. See “The Indices” below for additional information about the indices.
       Neither the index sponsors nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, neither the index sponsors nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your note.
Your Note May Not Have An Active Trading Market
       Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.
Certain Considerations For Insurance Companies And Employee Benefit Plans
       Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTE
Please note that in this section entitled “Specific Terms of Your Note”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
       The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
       In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:
No interest: we will not pay interest on your note
Specified currency:

•	U.S. dollars (“$”)
Form of note:

•	global form only: yes, at DTC

•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof
Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no
Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below

•	a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your note will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
       Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
       We describe the terms of your note in more detail below.
Indices, Index Sponsors and Index Stocks
       In this prospectus supplement, when we refer to the indices, we mean the indices specified on the front cover page, or any successor to any of the indices, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Indices” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the indices as then in effect, after giving effect to any additions, deletions or substitutions.
Payment of Principal on Stated Maturity Date
       On the stated maturity date, we will pay as principal, to the holder of your note, an amount, if any, in cash equal to:

•	if the basket return is greater than 0%, the outstanding face amount of your note plus an amount equal to the outstanding face amount of your note multiplied by the basket return multiplied by the participation rate of 1.40;

•	if the basket return is equal to or less than 0% but equal to or greater than -25%, the outstanding face amount of your note; or

•	if the basket return is less than -25%, the face amount of your note multiplied by 1.33333 multiplied by the result of the final basket level divided by the initial basket level. For example, if the final basket level falls to 50% of the initial basket level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $666.67, calculated as follows: the face amount of your note multiplied by an amount equal to 1.33333 times 50%.
       To the extent that the final basket level declines by more than 25% from the initial basket level, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the basket. If the basket return is less than -25%, the payment on your note on the stated maturity date will be less than the face amount of your note and may even be reduced to zero.
Basket return
       The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage. The initial basket level is 100 units.
Initial weighted value
       The initial weighted value for each of the indices is determined by multiplying the initial weight of the index by the initial basket level.
Final basket level
       The final basket level will equal the sum of the following: (1) the closing level of the FTSEtm 100 Index on the determination date divided by the initial level of the FTSEtm 100 Index multiplied by the initial weighted value of the FTSEtm 100 Index; (2) the closing level of the Dow Jones Euro STOXX 50sm Index on the determination date divided by the initial level of the Dow Jones Euro STOXX 50sm Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50sm Index; and (3) the closing level of the Swiss Market Index SMI® on the determination date divided by the initial level of the Swiss Market Index SMI® multiplied by the initial weighted value of the Swiss Market Index SMI®.
       The initial weight of each index will be as shown in the table below:

	Initial		Initial
	Index	Initial	Weighted
Index	Level	Weight	Value

FTSEtm 100 Index	5,497.90	39%	39 units
Dow Jones Euro STOXX 50sm Index	3,450.01	50%	50 units
Swiss Market Index SMI®	7,452.30	11%	11 units

Stated Maturity Date
       The stated maturity date will be March 25, 2010 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the third trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the third business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after March 25, 2010 or, if March 25, 2010 is not a business day, later than the sixth business day after March 25, 2010. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on any day that would otherwise be the determination date. We describe market disruption events under “— Special Calculation Provisions” below.
Determination Date
       The determination date will be the third trading day before March 25, 2010 unless the calculation agent determines that a market disruption event occurs or is continuing on that third prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than March 25, 2010 or, if March 25, 2010 is not a business day, later than the first business day after March 25, 2010.
Consequences of a Market Disruption Event
       As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.
       If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that any of the indices comprising the basket are not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices at that time.
Discontinuance or Modification of the Indices
       If any of the index sponsors discontinues publication of its applicable index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
       If the calculation agent determines that the publication of any of the indices is discontinued and there is no successor index, or that the level of any of the indices is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.
       If the calculation agent determines that any index, the stocks comprising any index or the method of calculating any index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable final index level used to determine the amount payable on the stated maturity date is equitable.
       All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
       If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
       For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment
       Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
       As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
       The calculation agent in its sole discretion will make all determinations regarding the final basket level, the basket return, the closing levels of the three indices, market disruption events, trading days, business days, extension of the determination date or stated maturity date, the default amount and the payment amount on your note, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
       Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
       When we refer to a business day with respect to your note, we mean a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

Trading Day
       When we refer to a trading day with respect to your note, we mean a day on which the respective principal securities markets for all the index stocks are open for trading, all of the index sponsors are open for business and all of the indices are calculated and published by the index sponsors.
Default Amount
       The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.
       During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
       Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
       In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.
       Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event
       Any of the following will be a market disruption event with respect to any one of the three indices:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
       The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the indices or to any index stock.
       For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to any of the indices or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to any of the indices or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to that index stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
       As is the case throughout this prospectus supplement, references to an index in this description of market disruption events includes the applicable index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTE
       The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant.
       Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.
       We have assumed for the following table, chart and examples that the closing level of the indices on the determination date will be the same as they are on the stated maturity date. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date and that no market disruption event has occured. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Note” above.
       The following table, chart and examples are based on basket levels that are entirely hypothetical and do not take into account any taxes that you may owe as a result of owning your note; no one can predict what the market value of the indices will be on the determination date. The indices have been highly volatile – meaning that their levels have changed substantially in relatively short periods – in the past and their performance cannot be predicted for the future. The final basket level can appreciate or depreciate due to changes in both index levels.
       The actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the level of the indices during recent periods, see “The Indices — Historical Closing Levels of the Indices” below.
       The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The hypothetical payment amounts are based on an assumed participation rate of 1.40. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Final Basket	Hypothetical Payment Amount as
Level as Percentage of	Percentage of Face Amount on
Initial Basket Level	Stated Maturity Date

250.00%	310.00%
225.00%	275.00%
200.00%	240.00%
175.00%	205.00%
150.00%	170.00%
125.00%	135.00%
100.00%	100.00%
90.00%	100.00%
80.00%	100.00%
75.00%	100.00%
60.00%	80.00%
50.00%	66.67%
30.00%	40.00%
0.00%	0.00%
       If the basket level declines by more than 25% over the life of the notes, then you will lose 1.33333 multiplied by the percentage decrease in the basket level in excess of 25%. As a result, to the extent the basket level declines by more than 25%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline of the basket level. If, for example, the final basket level were determined to be 50% of the initial basket level, the payment amount that we would pay at maturity would be 66.67% of the face amount of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it to the stated maturity date, you would lose 33.33% of your investment.
       The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your note) that we would deliver to the holder of your note on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the X-Axis based on an assumed participation rate of 1.40. The chart shows that any hypothetical final basket level of less than 75% of the initial basket level (the section left of the 75% marker on the X-Axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the Y-Axis) and, accordingly, in a loss of principal to the holder of your note.

       The final basket level will be determined by the performance of each of the indices. The examples below demonstrate how these factors may affect the pre-tax payment amount that the holder of each offered note will receive on the stated maturity date, expressed as a percentage of the face amount and based on an assumed participation rate of 1.40.

Example I:	All three index returns are positive. The final basket level is greater than the initial basket level. The payment amount is greater than the face amount of your note.

	Dow Jones		Swiss
	Euro STOXX 50SM	FTSE™ 100	Market
	Index	Index	Index SMI®

Initial index level	3,406.23	5,465.10	7,351.32
Initial weighted value	50	39	11
Final index level	4,000.00	6,000.00	8,000.00
Participation rate			140%
Initial basket level			100.00
Final basket level			113.50
Basket return			13.50%
Payment amount as percentage of face amount of your note			118.91%

Example II:	The returns on the FTSE™ 100 Index and the Swiss Market Index SMI® are positive and the return on the Dow Jones Euro STOXX 50SM Index is negative. The final basket level is less than the initial basket level, but not by more than 25%. The payment amount is 100% of the face amount of your note.

	Dow Jones		Swiss
	Euro STOXX 50SM	FTSE™ 100	Market
	Index	Index	Index SMI®

Initial index level	3,406.23	5,465.10	7,351.32
Initial weighted value	50	39	11
Final index level	3,000.00	6,000.00	7,600.00
Participation rate			140%
Initial basket level			100.00
Final basket level			98.23
Basket return			(1.77)%
Payment amount as percentage of face amount of your note			100.00%

Example III:	All three index returns are negative. The final basket level is less than the initial basket level by more than 25%. The payment amount is 96.99% of the face amount of your note.

	Dow Jones		Swiss
	Euro STOXX 50SM	FTSE™ 100	Market
	Index	Index	Index SMI®

Initial index level	3,406.23	5,465.10	7,351.32
Initial weighted value	50	39	11
Final index level	2,520.00	3,930.00	5,150.00
Participation rate			140%
Initial basket level			100.00
Final basket level			72.74
Basket return			(27.26)%
Payment amount as percentage of face amount of your note			96.99%
       Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual final basket level on the determination date or the market value of your note, nor can we predict the relationship between the basket level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend on the initial basket level, the initial weighted value for each index, the actual maturity date and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

USE OF PROCEEDS AND HEDGING
       We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
       In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and/or other instruments linked to the indices and foreign currencies on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more of the indices or index stocks or foreign currencies. Consequently, with regard to your note, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the indices or some or all index stocks or foreign currencies,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the European stock exchanges or other components of the European equity markets, and/or

•	may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.
       We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.
       In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the indices, the index stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the indices and foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the indices or the foreign currencies, some or all of the index stocks or indices designed to track the performance of the European stock exchanges or other components of the European equity markets.

The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific To Your Note — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The Currencies They Are Denominated In, Or The Index Stocks May Impair The Value Of Your Note” and “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above for a discussion of these adverse effects.

THE INDICES
       We have derived all information regarding each of the three indices contained in this prospectus supplement from publicly available information, without independent verification. Each of the index sponsors owns the copyright and all rights to its applicable index. None of the index sponsors has an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of any of the index sponsors discontinuing or modifying its applicable index are described in the section entitled “Specific Terms of Your Note — Discontinuance or Modification of the Indices” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated October 3, 2005, or the accompanying prospectus supplement, dated October 3, 2005.
Dow Jones Euro STOXX 50sm Index
       The Dow Jones Euro STOXX 50sm Index is a capitalization-weighted index of 50 European blue-chip stocks. The index was developed with a base value of 1,000 as of December 31, 1991. Additional information about the index is available on the following website: http://www.stoxx.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
FTSEtm 100 Index
       The FTSEtm 100 Index is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of January 3, 1984. Additional information about the index is available on the web site http://www.ftse.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
Swiss Market Index SMI®
       The Swiss Market Index SMI® is a capitalization-weighted index of the largest and most liquid stocks traded on the Electronic Bourse System. The index was developed with a base value of 1,500 as of June 30, 1988. Additional information about the index is available on the web site http://www.swx.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
Historical Closing Levels of the Indices
       The respective closing levels of the indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of any of the indices during any period shown below is not an indication that the indices are more or less likely to increase or decrease at any time during the life of your note. You should not take the historical levels of the indices as an indication of future performance. We cannot give you any assurance that the future performance of the indices or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the indices.
       The tables below show the high, low and final closing levels of each index for each of the four calendar quarters in 2003, 2004 and 2005, through November 21, 2005. We obtained the closing levels listed in the three tables below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the FTSEtm 100 Index

	High	Low	Close

2003
Quarter ended March 31	4,009.50	3,287.00	3,613.30
Quarter ended June 30	4,207.00	3,684.80	4,031.20
Quarter ended September 30	4,314.70	3,693.96	4,091.30
Quarter ended December 31	4,476.90	4,169.20	4,476.90
2004
Quarter ended March 31	4,559.10	4,309.40	4,385.70
Quarter ended June 30	4,575.70	4,395.20	4,464.10
Quarter ended September 30	4,608.40	4,287.00	4,570.80
Quarter ended December 31	4,820.10	4,564.50	4,814.30
2005
Quarter ended March 31	5,060.80	4,783.60	4,894.40
Quarter ended June 30	5,114.10	4,789.40	5,113.20
Quarter ended September 30	5,494.80	4,980.40	5,477.70
Quarter ending December 31 (through November 21, 2005)	5,501.50	5,142.10	5,497.90
Closing level of the index on November 21, 2005			5,497.90
Quarterly High, Low and Closing Levels of the Dow Jones Euro STOXX 50sm Index

	High	Low	Close

2003
Quarter ended March 31	2,529.86	1,849.64	2,036.86
Quarter ended June 30	2,527.44	2,067.23	2,419.51
Quarter ended September 30	2,641.55	2,366.86	2,395.87
Quarter ended December 31	2,760.66	2,434.63	2,760.66
2004
Quarter ended March 31	2,959.71	2,702.05	2,787.49
Quarter ended June 30	2,905.88	2,659.85	2,811.08
Quarter ended September 30	2,806.62	2,580.04	2,726.30
Quarter ended December 31	2,955.11	2,734.37	2,951.24
2005
Quarter ended March 31	3,114.54	2,924.01	3,055.73
Quarter ended June 30	3,190.80	2,930.10	3,181.54
Quarter ended September 30	3,429.42	3,099.20	3,428.51
Quarter ending December 31 (through November 21, 2005)	3,464.23	3,241.14	3,450.01
Closing level of the index on November 21, 2005			3,450.01

Quarterly High, Low and Closing Levels of the Swiss Market Index SMI®

	High	Low	Close

2003
Quarter ended March 31	4,965.30	3,675.40	4,085.60
Quarter ended June 30	4,992.50	4,135.50	4,813.70
Quarter ended September 30	5,422.60	4,700.80	5,043.50
Quarter ended December 31	4,587.80	5,061.00	5,487.80
2004
Quarter ended March 31	5,934.40	5,469.00	5,618.60
Quarter ended June 30	5,891.20	5,589.50	5,619.10
Quarter ended September 30	5,625.70	5,309.80	5,465.30
Quarter ended December 31	5,695.20	5,309.70	5,693.20
2005
Quarter ended March 31	6,014.58	5,669.60	5,929.70
Quarter ended June 30	6,294.15	5,840.55	6,253.08
Quarter ended September 30	6,904.84	6,186.05	6,898.88
Quarter ending December 31 (through November 21, 2005)	7,452.30	6,820.43	7,452.30
Closing level of the index on November 21, 2005			7,452.30

License Agreements
       We, or Goldman, Sachs & Co., have entered or expect to enter into non-exclusive license agreements with each of the sponsors of the Dow Jones Euro STOXX 50sm Index, the FTSEtm 100 Index and the Swiss Market Index SMI®, whereby we and our affiliates, in exchange for a fee, will be permitted to use the indices in connection with the offer and sale of the offered notes. We are not affiliated with any of the index sponsors; the only relationship between any of the index sponsors and us is the licensing of the use of such index and trademarks relating to such index.
       Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the indices or any successor indices.
License Agreement for the Dow Jones Euro STOXX 50SM Index
       The Dow Jones Euro STOXX 50sm Index is owned and published by STOXX. The license agreement between STOXX and Goldman, Sachs & Co. provides that the following language must be set forth in this prospectus supplement: The notes are not sponsored, endorsed, sold or promoted by STOXX LIMITED (“STOXX”) or DOW JONES & COMPANY, INC. (“DOW JONES”). Neither STOXX nor DOW JONES makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The only relationship of STOXX to the licensee is as the licensor of the Euro STOXX 50sm Index and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the DOW JONES INDEXESsm and of certain trademarks, trade names and service marks of DOW JONES. The aforementioned indexes are determined, composed and calculated by STOXX or DOW JONES, as the case may be, without regard to the Licensee or Product(s). Neither STOXX nor DOW JONES is responsible for or has participated in the determination of the timing of, prices at or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Neither STOXX nor DOW JONES has any obligation or liability in connection with the administration, marketing or trading of the notes.
       NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/ OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN, AND NEITHER SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND THE LICENSEE OTHER THAN LICENSEE’S AFFILIATES.
License Agreement of the FTSE™ 100 Index
       The FTSE™ 100 Index is calculated by FTSE™. The license agreement between FTSE International Limited and Goldman Sachs provides that the following language must be set forth in the prospectus supplement: The notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited (“FTSE”) or by the London Stock Exchange Plc (the “Exchange”) or by the Financial Times Limited (“FT”) and neither FTSE™ nor Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE™ 100 Index (the “Index”) and/or the figure at which the Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated by FTSE™. However, neither FTSE™ nor Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the Index and neither FTSE™ or Exchange or FT shall be under any obligation to advise any person or any error therein.
       “FTSEtm” and “Footsie®” are trademarks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.
License Agreement for the Swiss Market Index SMI®
       We have entered into or expect to enter into a license agreement with the SWX Swiss Exchange for use, in exchange for a fee, of the index in connection with the offer and sale of the offered notes. These securities are not in any way sponsored, endorsed, sold or promoted by the SWX Swiss Exchange and the Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI® index (the “Index”) and/or the figure at which the SMI® Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated solely by the SWX Swiss Exchange. However, the SWX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and the SWX Swiss Exchange shall not be under any obligation to advise any person of any error therein.
       SMI® is a registered trademark of the SWX Swiss Exchange.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
       The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders and United States alien holders. It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.
       The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your note should be treated for U.S. federal income tax purposes. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN YOUR NOTE ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTE, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
United States Holders
General
       If you are a United States holder, you will be obligated pursuant to the terms of the note — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your note for all tax purposes as a prepaid-forward contract on the index at the stated maturity date, for which payment was made on the issue date.
       If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss, unless you hold the note for more than one year. If you do not sell or exchange your note before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note.
       There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note — and then determining payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.
       If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.
       If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.
       It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. You should consult your tax advisor as to possible alternative characterizations of your note for U.S. federal income tax purposes.
United States Alien Holders
       If you are a United States alien holder whose ownership of a note is not effectively connected with a United States trade or business, under present United States federal income and estate tax law and subject to the discussion of backup withholding below, no deduction for any United States federal withholding tax would be made from any gain that you realize or amount that you receive on the sale, exchange or other disposition of your note.
       If you are an individual who at death is not a citizen or resident of the United States, the fair market value of any notes held by you at the time of your death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Individual United States alien holders should consult their own tax advisors concerning the United States tax consequences, if any, of investing in the notes.
Backup Withholding and Information Reporting
       Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
       This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
       The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction”.
       The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
       The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.
       In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $45,000. For more information about the plan of distribution and possible market making activities, see “Plan of Distribution” in the accompanying prospectus.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page

Summary Information	S-2
Additional Risk Factors Specific to Your Note	S-9
Specific Terms of Your Note	S-15
Hypothetical Returns on Your Note	S-21
Use of Proceeds and Hedging	S-26
The Indices	S-27
Supplemental Discussion of Federal Income Tax Consequences	S-31
Employee Retirement Income Security Act	S-33
Supplemental Plan of Distribution	S-34
Prospectus Supplement dated October 3, 2005
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-22
Prospectus dated October 3, 2005
Available Information	2
Prospectus Summary	4
Ratio of Earnings to Fixed Charges	8
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	69
Description of Capital Stock of The Goldman Sachs Group, Inc.	93
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	104
Considerations Relating to Indexed Securities	109
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	112
Considerations Relating to Capital Securities	115
United States Taxation	118
Plan of Distribution	142
Employee Retirement Income Security Act	145
Validity of the Securities	145
Experts	145
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

$24,513,000
The Goldman Sachs
Group, Inc.
European Basket Index-Linked Notes
due 2010
(Linked to a Basket of the FTSEtm 100 Index,
the Dow Jones Euro STOXX 50sm Index
and the Swiss Market Index SMI®)
Medium-Term Notes, Series B

Goldman, Sachs & Co.